Exhibit 99.1


Adsouth Partners, Inc. Announces First Quarter of 2006 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--May 23, 2006--Adsouth Partners, Inc. (OTCBB:ASPR), announced today financial results for the first quarter ended March 31, 2006.

On March 30, 2006, the Company decided to enter into negotiations for the sale of its product sector. On April 25, 2006 the Company entered into a letter of intent which contemplated the sale to MFC Development Corp., subject to the negotiation and execution of an agreement of sale, by the Company of the product sector for a total consideration to be valued at $9.5 million. Commencing with the quarter ended March 31, 2006, Adsouth's historical financial statements are reclassified to reflect the products segment as a discontinued operation. Adsouth's continuing operations are in two business segments -- generator sales and advertising services.

The Company reported consolidated revenue from continuing operations for the first quarter of 2006 of $4,316,000, compared to $415,000 for the first quarter last year. Net loss from continuing operations was $780,000 or $0.10 per basic and diluted loss per common share for the first quarter of 2006, compared to a loss of $153,000 or $0.02 per basic and diluted loss per common share for the first quarter 2005.

For the first quarter of 2006, revenue from the discontinued product sector was $669,000, compared to $1,306,000 for the first quarter last year. The loss from the discontinued product sector for the first quarter 2006 was $1,009,000, or $.12 per share (basic and diluted) compared to income of $244,000, or $.03 per share (basic and diluted) for the first quarter 2005. Overall, the Company incurred a consolidated net loss of $1,789,000, or $.22 per basic and diluted share, for the first quarter of 2006, compared to consolidated net income of $91,000, or $.01 per basic and diluted share for the first quarter of 2005.

On May 15, 2006 the Company's Board of Directors appointed Charles Matza as the Company's new Chief Executive Officer and Board Chairman. Charles Matza, commented, "Since joining Adsouth I have been reviewing and assessing the Company's strategic direction, operational and corporate infrastructure and financial structure, with a goal of developing a long term strategic plan for the future. The Company continues to work towards a definitive agreement on the sale of our consumer brands."

Issuance of Notes Payable

On February 10, 2006, Genco Power Solutions, Inc. ("Genco") entered into a loan agreement with a non-affiliated lender pursuant to which the Company borrowed $500,000 on February 10, 2006, and $500,000 on March 15, 2006. The loan bears interest at 18% per annum. On April 1, 2006, Genco borrowed an additional $500,000 for which it issued a demand promissory note which bears interest at 15%. On May 9, 2006, Genco entered into a loan agreement with a non-affiliated lender which provides for a $2,100,000 loan commitment. Genco used $1,437,000 of the loan proceeds to pay-off principal and interest owed on Genco's existing loans. The loan bears interest at the prime rate plus 7.5%, an effective rate of 15.25% per annum on the date of the loan. Commencing June 8, 2006, Genco is required to make monthly payments of $58,333 plus accrued interest, until June 8, 2007, when the entire unpaid balance is due. If the loan is prepaid prior to December 8, 2006, Genco is required to pay a prepayment penalty equal to 1% of the amount prepaid. The loan is guaranteed by Adsouth Partners, Inc. and John P. Acunto, Jr., the Company's principal stockholder, for which he received consideration of $32,500 from Genco. In addition the lender holds a security interest in all of Genco's assets and has a right of first refusal to provide customer financing for the sale of Genco's generator systems. In connection with the loan, the Company issued 100 additional shares, or 10%, of Genco common stock it owned to two individuals who arranged the financing and who have agreed to provide additional consulting services to Genco. Upon issuance of the shares of the common stock of Genco, the Company holds 80% of the authorized and issued shares of common stock of Genco and the two individuals hold 20% of the authorized and issued shares of Genco's common stock.

Going Concern and Management's Plan


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The Company's unaudited condensed consolidated financial statements for the first quarter ended March 31, 2006 have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company incurred a loss of $780,000 from continuing operations and generated cash flows from continuing operations of $303,000 but used $892,000 in cash operating its discontinued products sector for the first quarter ended March 31, 2006. As of March 31, 2006, the Company had an accumulated deficit of $8,269,000 and had working capital of $135,000. During the quarter ended March 31, 2006, revenues from two advertising customers, who are no longer customers, represented 72% and 28%, respectively, of total revenues. In addition, the Company is a defendant in a recently-commenced litigation seeking damages in excess of $2,000,000. Although the Company believes it has meritorious defenses against such lawsuit, an unfavorable outcome of such action would have a materially adverse impact on its business and its ability to continue operating. As of May 22, 2006, the Company has approximately $900,000 in cash and cash equivalents. The Company expects to generate cash flow from the sale and installation of generators from Genco's existing backlog of orders. As of May 22, 2006, the Company has in house or on an existing purchase order with its generator supplier, sufficient generators to fulfill its existing back log of generator orders which are in excess of $2 million. If the Company is unable to install the generators in a timely manner it will need additional funding to continue its operations. The aforementioned factors raise substantial doubt about the Company's ability to continue as a going concern.

Legal Proceedings

On May 15, 2006, the Company was served in an action in the Bankruptcy Court in the State of New Jersey by N.V.E., Inc. ("NVE"). Other defendants in the action are a principal stockholder and former chief executive officer, a director and former chief executive officer, the Company's chief financial officer and three other employees of the Company. The complaint arises from a letter agreement dated May 12, 2005, pursuant to which the Company performed services for NVE relating to NVE's advertising campaign. The complaint alleges that the Company breached the contract in fraudulently invoicing NVE for advertising services. The complaint also alleges that the Company's conduct constituted criminal activity and includes a claim under federal and New Jersey Racketeer Influenced and Corrupt Organizations Act (generally known as RICO), and seeks damages in excess of $2,000,000 plus costs, with claims for treble damages and punitive damages. The Company believes that the allegations of criminal conduct and the RICO claims are without merit. The Company believes that it has meritorious defenses to the other claims alleged and intends to vigorously defend the action.

Genco Power Solutions, Inc.

Adsouth's generator sales segment includes the sale, installation and servicing of standby and portable generators to both residential and commercial customers, through its Genco Power Solutions, Inc. subsidiary. The Company is currently selling, installing, and servicing Guardian standby and portable generators. Since December 2005, the Company has been developing the infrastructure necessary to operate the generator sales segment, including the acquisition of computers, vehicles and equipment and warehouse space. During the first quarter of 2006 the Company launched its generator sales operations in South Florida including the initiation of a radio advertising campaign, the hiring of a sales force and customer services representatives and installation crews. The generator sales sector reported revenue of $5,000 for the first quarter of 2006. As of May 22, 2006, the Company has a back log of generator orders which are in excess of $2 million. In May 2006 the Company executed leases for office and warehouse space in Orlando and Pompano Beach, Florida for Genco which is the first phase of its launch into the northern and central areas of Florida.

First Quarter 2006 Financial Results Conference Call - May 23, 2006 at 11:00 a.m. ET

Adsouth will hold a conference call for investors on May 23, 2006, to discuss first quarter 2006 financial results. Investors who would like to participate on the conference call should call 1-888-562-3356 if calling within the United States or 1-973-582-2700 if calling internationally approximately 5 to 10 minutes prior to 11:00 a.m. ET or access the call via Adsouth's website at http://www.adsouthpartners.com.


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There will be a playback available of the conference until June 23, 2006. To listen to the playback, please call 1-877-519-4471 within the United States or 1-973-341-3080 internationally. The pass code is 7399093 for the replay. The call is also being webcast by ViaVid Broadcasting and can be accessed at Adsouth's website at http://www.adsouthpartners.com. The webcast can also be accessed at ViaVid's website at http://www.viavid.net. The webcast may be accessed through June 23, 2006 on either site.

About Adsouth Partners, Inc.

Adsouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services. Since mid 2004, it has expanded its activities as it obtained the rights to products that it markets and sells to retail outlets. Since December 2005, through a majority-owned subsidiary, Genco Power Solutions, Inc., http://www.gencopowersolutions.com, the Company has been marketing integrated power generator systems to residential homeowners and commercial businesses throughout Florida.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-K filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

    CONTACT: Adsouth Partners, Inc., Boca Raton
             Charles Matza, 561-750-0410
             or
             Alliance AdvisorsJohn Lovallo, 203-431-0587 jlovallo@allianceadvisors.net

    SOURCE: Adsouth Partners, Inc.